Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333 217538 and No. 333 273009 on Form S 8 of our report dated February 19, 2025, relating to the consolidated financial statements of Maui Land & Pineapple Company, Inc. and its subsidiaries (which report expresses unqualified opinions), appearing in this Annual Report on Form 10 K/A of Maui Land & Pineapple Company, Inc. for the years ended December 31, 2023 and 2022.

/s/ ACCUITY LLP

Honolulu, Hawaii
February 19, 2025